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July 10, 2000

Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C. 20549

RE: Home Financing Centers, Inc. (formerly MAS Acquisition X Corp.)

Dear Sir/Madam:

Pursuant to the request of the above referenced Company, we affirm that:

         (1) We have read the Company's response to Item 4 of Form 8-K dated May 16, 2000; and

         (2) We agree with the response.


Sincerely,

/s/ Stark Tinter & Associates, LLC


Stark Tinter & Associates, LLC